Exhibit 99.1

Blockbuster Eliminates Final $24 Million Letters of Credit Agreement With Viacom

Letters of Credit Elimination Improves Blockbuster Liquidity

DALLAS, Jan. 14, 2010 — As part of its ongoing liquidity improvement initiatives, Blockbuster Inc. (NYSE: BBI) (NYSE: BBI.B) today announced that it has eliminated the final $24 million of certain letters of credit it maintained on behalf of its former parent company, Viacom Inc.

“Eliminating this final $24 million of credit exposure frees up cash and helps our liquidity,” said Chief Financial Officer Tom Casey. “Not only were we able to eliminate the previous $51 million of letter of credit exposure with Viacom in 2009, we also raised $675 million on our bond offering to extend our debt maturities into 2014. While 2009 was a challenging year in the overall macroeconomic environment, what we were able to accomplish in such a credit strapped market last year was truly remarkable.”

The letters of credit were maintained by Blockbuster for Viacom's benefit to cover Viacom's potential liability under certain BLOCKBUSTER® store leases pursuant to arrangements made in connection with Blockbuster's split off from Viacom in 2004. Pursuant to that arrangement, the obligation to maintain a letter of credit expires when Viacom’s overall exposure (as determined on an agreed basis) is below $25 million. As a result of normal reduction of remaining lease term and targeted Blockbuster efforts, that exposure is now below the $25 million threshold. Additional details on the agreements with Viacom that facilitate the cancellation of the letters of credit are outlined in a Form 8-K to be filed by Blockbuster with the U.S. Securities and Exchange Commission.

About Blockbuster

Blockbuster Inc. is a leading global provider of rental and retail movie and game entertainment. The company provides customers with convenient access to media entertainment anywhere, any way they want it – whether in-store, by-mail, through vending kiosks or digitally downloaded directly to their family room or mobile device. With a highly recognized brand name and a library of more than 125,000 movie and game titles, Blockbuster leverages its multichannel presence to serve two million daily global customers and more than 50 million annual global customers. The company may be accessed worldwide at www.blockbuster.com.